Exhibit 99.1

ContraVir Pharmaceuticals Announces Completion of Phase 1 with CRV431

EDISON, N.J., September 18, 2018 - ContraVir Pharmaceuticals, Inc. (NASDAQ:CTRV), a biopharmaceutical company focused on the development and commercialization of therapeutic drugs for the treatment of hepatitis B virus (HBV), announced today that the primary endpoints of safety and tolerability were met in a single ascending dose (SAD) study of CRV431 conducted in the United States.

Subjects in the study were treated with escalating doses of CRV431 administered as a single dose.  In addition to a favorable safety and tolerability profile, pharmacokinetic (PK) profiling demonstrated CRV431 exposure levels that are anticipated to be efficacious in future HBV patient studies.

“We are extremely pleased with the PK results in this study indicating good exposure to CRV431,” said James Sapirstein, Chief Executive Officer of ContraVir. “The positive results from this trial support the continued development of CRV431 in a Phase 2 clinical efficacy study. Continued progress of our CRV431 clinical program allows ContraVir to drive towards its goal of participating in a curative regimen for Hepatitis B in a streamlined development program as announced earlier this year.”

As a first in class host targeting candidate medicine, CRV431 is expected to complement other anti-HBV viral agents.

About CRV431

CRV431 is a non-immunosuppressive analog of cyclosporine A (CsA) whose primary biochemical action is inhibition of cyclophilin isomerase activity, playing a key role in protein folding. Other viruses such as HIV-1 and HCV, similarly use cyclophilin for their replication. In pre-clinical studies, CRV431 has shown potential in experimental models to complement current hepatitis B treatments by reducing multiple markers of infection including HBV DNA, HBsAg, HBx, HBeAg, and HBV uptake by cells. Studies have also demonstrated that CRV431 reduces the progression of fibrosis in an animal model and also reduces both the number and size of liver tumors in a hepatocellular carcinoma (HCC) model.

About ContraVir Pharmaceuticals

ContraVir is a biopharmaceutical company focused on the development and commercialization of targeted antiviral therapies with a specific focus on developing a potentially curative oral therapy for hepatitis B virus (HBV). The company is developing two novel anti-HBV compounds with complementary mechanisms of action. TXL™, a direct acting antiviral (DAA) nucleotide analog lipid prodrug of tenofovir (TFV), is designed to deliver higher hepatic intracellular concentrations of the active tenofovir species (tenofovir diphosphate) while reducing concentrations of tenofovir outside the liver, causing fewer off-target toxicities and side-effects. CRV431, the other anti-HBV compound, is a host-targeting antiviral (HTA) next-generation cyclophilin inhibitor with a novel chemical structure that optimizes the selective index against HBV. In vitro and in vivo studies have thus far demonstrated that CRV431 reduces HBV DNA and other viral proteins, including surface antigen (HBsAg), while offering additional benefits to mitigate liver disease. For more information, please visit www.contravir.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on ContraVir’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. ContraVir does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in ContraVir’s Form 10-KT for the year ended December 30, 2017 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Sharen Pyatetskaya
Director of Investor Relations
sp@contravir.com; +1 (732) 902-4028